UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 13, 2007

Black Box Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-18706 (Commission File Number)	95-3086563 (IRS Employer Identification No.)

1000 Park Drive Lawrence, Pennsylvania (Address of Principal Executive Offices)	15055 (Zip Code)
Registrant’s telephone number, including area code: (724) 746-5500
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
Exhibit Index
EX-10.1

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (c) On October 13, 2007, R. Terry Blakemore, 50, was named the President and Chief Executive Officer (“CEO”) of Black Box Corporation (the “Company”).
     Previously, on May 21, 2007, the Board of Directors of the Company (the “Board”) had named Mr. Blakemore the interim President and CEO. Prior thereto, Mr. Blakemore served as a Senior Vice President of the Company, a manager of business development and a manager of the Company’s voice services business unit. Mr. Blakemore has been with the Company since 1999.
     The Board, upon recommendation of the Compensation Committee of the Board, approved a base salary for Mr. Blakemore of $500,000 and the payment of a bonus of $75,000 in connection with his appointment as President and CEO.
     (c) and (e) On October 16, 2007, Mr. Blakemore and the Company executed an agreement with the Company that amends and restates the previous agreement between the parties dated as of May 15, 2007.
     The new agreement provides for severance payments to Mr. Blakemore upon termination of employment by the Company (other than due to death, disability, retirement or for cause) or by Mr. Blakemore for good reason (i.e., a material diminution in base compensation, authority, duties or responsibilities) prior to a change-in-control of the Company. The severance owed in this case is a lump sum payment of not less than twelve (12) months’ base salary and not more than the amount of base salary remaining to be paid to Mr. Blakemore to the third anniversary of the date of the agreement.
     As with the prior agreement, the new agreement provides for severance payments to Mr. Blakemore upon termination of employment by the Company (other than due to death, disability, retirement or for cause) or by Mr. Blakemore for good reason (i.e., a material diminution in base compensation, authority, duties or responsibilities or a relocation), in each case within two (2) years following a change-in-control of the Company. The amount of severance obligation owed in this case generally is an amount equal to three (3) times Mr. Blakemore’s annual base salary and average incentive bonus received over the preceding three (3) years plus the amount that would be paid under any existing long-term incentive plan. In addition, if severance is owed under the scenario described in this paragraph, (i) all stock options held by the executive which did not immediately vest and/or become exercisable upon the occurrence of a change-in-control will vest and remain outstanding for their stated term, not to exceed ten (10) years and (ii) to the extent permitted by applicable law and the medical insurance and benefits policies to which Mr. Blakemore is entitled to participate, the Company will maintain Mr. Blakemore’s paid coverage for health insurance (through the payment of Mr. Blakemore’s insurance premiums) generally for eighteen (18) months. Such payments are not required to be “grossed up” for the effect of any excise taxes that might be due under Section 280G of the Internal Revenue Code.
     The agreement also contains provisions relating to non-disclosure of the Company’s proprietary information, assignment of intellectual property rights to the Company and non-competition with the Company for a period of five (5) years following termination of employment with the Company. The term of the agreement is five (5) years with an evergreen renewal on a one-year basis thereafter, absent notice of non-renewal six (6) months prior to the renewal date. A copy of this agreement is filed as an exhibit to this report.
     (d) Effective October 13, 2007, Mr. Blakemore was elected to the Board.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Agreement by and between Black Box Corporation and R. Terry Blakemore dated October 16, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Black Box Corporation
Date: October 18, 2007	By:	/s/ Michael McAndrew
Michael McAndrew
Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Accounting Officer)

Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Agreement by and between Black Box Corporation and R. Terry Blakemore dated October 16, 2007